Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

BRIGHTCOVE INC.

ZEBRA ACQUISITION CORPORATION,

ZENCODER INC.

and

THE SECURITYHOLDERS’ REPRESENTATIVE

Dated as of July 26, 2012

This Agreement and Plan of Merger (the “Agreement”) has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Brightcove Inc. (“Brightcove”) or Zencoder Inc. (“Zencoder”). The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Brightcove or Zencoder or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

i

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Certificate of Incorporation of the Surviving Company
Exhibit C	Form of Vesting Agreement
Exhibit D	Base Consideration Allocation Schedule
Exhibit E	Form of Escrow Agreement
Exhibit F	Escrow Allocation Schedule
Exhibit G	Letter of Transmittal
Exhibit H	Form of Employee Retention Plan
Exhibit I	Form of Legal Opinion

SCHEDULES

1.1	Knowledge
4.1	Existence; Good Standing; Authority
4.2	Capitalization
4.4	No Conflicts; Consents
4.5	Financial Statements
4.6	Absence of Certain Changes
4.8	Taxes
4.9	Employee Benefit Plans
4.10	Real and Personal Property
4.11	Labor and Employment Matters
4.12	Material Contracts
4.13	Intellectual Property
4.17	Licenses and Permits
4.19	Affiliated Transactions
4.22	Insurance
4.23	Change of Control Payments
4.24	Significant Customers and Suppliers
4.25	Bank Accounts
6.1	Conduct of Business Prior to Closing
7.10	Employee Matters
7.11	Interested Party Transactions
8.2(l)	Employee Arrangements
9.2(a)(ix)	Special Indemnification by the Securityholders

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 26, 2012, is by and among Brightcove Inc., a Delaware corporation (“Parent”), Zebra Acquisition Corporation, a Delaware corporation (“MergerCo”), Zencoder Inc., a Delaware corporation (the “Company”) and James Lindenbaum, as the Securityholders’ Representative (the “Securityholders’ Representative”). Certain terms used in this Agreement are defined in Section 1.1 hereof. An index of defined terms used in this Agreement is set forth in Section 1.2 hereof.

WHEREAS, Parent, MergerCo and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders;

WHEREAS, the Boards of Directors of Parent and MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Securityholders’ Representative, Parent and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Effective Time; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Section 1.1 Certain Terms Defined. For the purposes of this Agreement:

An “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock or other securities, by contract or agreement or otherwise.

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“Aggregate Consideration at Closing” means the Merger Consideration less (i) the Escrow Amount less (ii) the Securityholders’ Representative Reimbursement Amount less (iii) the Aggregate Exercise Price.

“Aggregate Exercise Price” means the aggregate of the exercise prices of the Vested Company Options issued and outstanding as of immediately prior to the Effective Time, which have an exercise price less than the Per Share Common Consideration.

“Balance Sheet Date” means June 30, 2012.

“Business” means the business of the Company as currently conducted, which includes the development, manufacture, use, importation, offer for sale and/or sale of the Products.

“Business Day” means any day other than a day on which the Securities and Exchange Commission is closed.

“Bylaws” means the Company’s Bylaws as in effect on the date hereof.

“Certificate of Incorporation” means the Company’s first amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on April 14, 2011, as may be amended as of the date hereof.

“Certificates” shall mean the Common Certificates and the Series Seed Certificates.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Company Common Stock.

“Company Capital Stock” shall mean any of the Company Common Stock and the Series Seed Preferred Stock.

“Company Common Stock” shall mean any of the Common Stock, $0.00001 par value per share, of the Company.

“Company Copyrights” means registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Business.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business and all Products.

“Company Marks” means registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Business.

“Company Material Adverse Effect” shall mean any fact, change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, taken as a whole, provided, however, that none of the following constitute, or will be considered in determining whether

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there has occurred, a Company Material Adverse Effect, but with respect to items (a), (c), (d) and (e) only to the extent that such changes, events, circumstances, developments or effects do not adversely affect the Company in a disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates: (a) changes that are the result of factors generally affecting the industries or markets in which the Company operates; (b) changes resulting from the announcement of the transactions contemplated hereby; (c) changes in laws, rules, regulations or GAAP or the interpretation thereof; and (d) changes that are the result of economic factors affecting the national, regional or world economy, acts of God, hostilities or acts of war, sabotage or terrorism or (ii) would materially impair or delay the ability of the Company to perform its obligations hereunder, including the consummation of the Merger.

“Company Options” means an option (whether or not vested or exercisable) to purchase Common Stock that has been granted under the Company Stock Option Plans.

“Company Patents” means Patents owned by the Company or used or held for use by the Company in the Business.

“Company Stock Option Plans” means the Company’s 2010 Stock Plan and any other similar plan.

“Company Trade Secrets” means Trade Secrets owned by the Company or used or held for use by the Company in the Business.

“Company Transaction Expenses” means all fees, costs or expenses accrued, incurred or paid or payable by the Company (whether on behalf of itself or on behalf of any of the Securityholders or the Securityholders’ Representative) in connection with the transactions contemplated hereby, including with respect to financial, accounting, tax and legal advisors to such Persons.

“Contract” means any contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, whether oral or written (including all amendments thereto).

“Copyrights” means copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

“Current Assets” means, as of the date of determination, the amount of cash and cash equivalents, accounts receivables net of doubtful accounts, prepaid expenses and all other current assets of the Company (but excluding any restricted cash), in each case as determined in accordance with GAAP as consistently applied and on a basis consistent with the Base Balance Sheet.

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“Current Liabilities” means, as of date of determination, the amount of accounts payable, accrued expenses, accrued interest, accrued but unpaid Taxes, all Taxes (whether or not accrued) associated with accounts receivable that are included in Current Assets and all other current liabilities of the Company, in each case as determined in accordance with GAAP as consistently applied and on a basis consistent with the Base Balance Sheet. Current Liabilities shall be deemed to exclude all Company Transaction Expenses that have not been paid on or prior to the Closing Date.

“Environment” shall mean soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” shall mean all laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Number” means an amount equal to the sum of, without duplication, (a) the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Company Common Stock issuable upon exercise of Vested Company Options that (i) are issued and outstanding as of immediately prior to the Effective Time and (ii) have an exercise price per share that is less than the Per Share Common Consideration, plus (c) the total number of shares of Common Stock issuable upon conversion of the total number of shares of Series Seed Preferred Stock outstanding immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, the calculation of Fully Diluted Number shall not include any shares of Company Capital Stock held by the Company in treasury.

“GAAP” shall mean generally accepted accounting principles as applied in the United States on a consistent basis.

“General Claims Escrow Amount” shall mean an amount equal to $4,500,000.

“Hazardous Material” shall mean any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Indebtedness” means, with respect to the Company, (a) all indebtedness of the Company, whether or not contingent, for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, including any prepayment penalties, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Company under acceptance, letter of credit or similar facilities, (g) all obligations of the Company to purchase, redeem, retire, defease

Agreement and Plan of Merger – Page 5

or otherwise acquire for value any equity interest or equity securities of the Company or any warrants, rights or options to acquire such equity interest or equity securities, (h) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (g) above guaranteed directly or indirectly in any manner by the Company, and (i) all Indebtedness of any type referred to in clauses (a) through and including (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, Indebtedness excludes all trade accounts payable incurred in the ordinary course of business.

“Indemnified Party” means a Parent/MergerCo Indemnified Party and a Securityholder Indemnified Party, as the case may be.

“Indemnifying Securityholders” means any Stockholder or holder of Vested Company Options.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) Patents, (b) Marks, (c) Copyrights, (d) Trade Secrets, (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (f) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge,” “to the Company’s knowledge” and words and phrases of similar import shall mean the actual knowledge, after reasonable inquiry, of any of the individuals identified on Schedule 1.1 of the Company Disclosure Schedule.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Licenses In” means licenses, sublicenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets.

“Licenses Out” means licenses, sublicenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets.

“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

“Losses” of a Person shall mean, without duplication, any and all losses, liabilities, diminution in value, damages, claims, awards, judgments, costs and expenses, interest and penalties (including, without limitation, reasonable attorneys’ fees actually incurred) asserted against, imposed upon or sustained or incurred by such Person. Notwithstanding the above, Losses shall not include any punitive damages, incidental and consequential damages, damages for lost profits or damages for diminution in value.

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“Marks” means rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing.

“Merger Consideration” means $30,000,000 in cash, subject, without duplication, to the adjustments contemplated by Section 3.5, plus (i) the Aggregate Exercise Price less (ii) Indebtedness of the Company, if any, outstanding at the Effective Time or assumed or paid by Parent, MergerCo or the Surviving Company pursuant to Section 3.3, less (iii) Company Transaction Expenses outstanding at the Effective Time or assumed or paid by Parent, MergerCo or the Surviving Company pursuant to Section 3.4, (iv) if the Estimated Net Working Capital is greater than the Net Working Capital Target, plus the Estimated Net Working Capital Adjustment Amount, else if the Estimated Net Working Capital is less than the Net Working Capital Target, less the Estimated Net Working Capital Adjustment Amount.

“Option Consideration” means, with respect to any Company Option, whether vested or unvested, an amount equal to (a) the number of shares of Common Stock into which such Company Option is exercisable, or would be exercisable if fully vested, immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Per Share Common Consideration over the exercise price per share of such Company Option.

“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Parent Material Adverse Effect” shall mean any fact, change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and MergerCo, taken as a whole, or (ii) would materially impair or delay the ability of Parent or MergerCo to perform its obligations hereunder, including the consummation of the Merger.

“Patents” means patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented).

“Per Share Common Consideration” means an amount equal to (a) the Merger Consideration divided by (b) the Fully Diluted Number.

“Per Share Series Seed Consideration” means an amount equal to the amount determined by multiplying (i) the quotient of (A) $0.4888 divided by (B) the Conversion Price (as defined in the Certificate of Incorporation) by (ii) the Per Share Common Consideration, which quotient in clause (i) the Company hereby represents and warrants is one (1), as of the date hereof.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Exchange Act).

“Pro Rata Share” means, for each Indemnifying Securityholder, the percentage determined by dividing (A) the aggregate amount payable to such Indemnifying Securityholder at the Closing pursuant to Section 2.6 and Section 2.7 by (B) the Aggregate Consideration at Closing.

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“Products” means the products, computer programs and/or services and related documentation currently or previously designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made available by the Company in connection with the Business as set forth on Schedule 4.13(a)(ii) hereto.

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Securityholders” means any Stockholder or holder of Company Options.

“Series Seed Certificate” shall mean a stock certificate which immediately prior to the Effective Time represented any shares of Series Seed Preferred Stock.

“Series Seed Preferred Stock” means the Series Seed Preferred Stock, $0.00001 par value per share, of the Company.

“Subsidiaries” means the subsidiaries of the Company identified on Schedule 4.3.

“Tax” or “Taxes” means any U.S. federal, state, or local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Trade Secrets” means rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results.

“Transaction Documents” means this Agreement, the Escrow Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.

“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Agreement and Plan of Merger – Page 8

Section 1.2 Definitions. The following terms have the meanings set forth in the Sections set forth opposite such term below:

Term	Section Reference
401(k) Plan	8.2(o)
Accountants	3.5(b)(ii)
Accrued Vacation Amount	4.11(a)
Acquisition Transaction	7.5(b)
Agreed Claims	9.4(e)
Agreement	Preamble
Alternative Transaction	7.5(a)
Applicable Article IV Provision	Article IV
Audit Accountants	7.15
Base Consideration Allocation Schedule	3.1(a)(i)
Base Balance Sheet	4.5(a)(ii)
Certificate of Merger	2.2
Chosen Courts	11.9
Claim Certificate	9.4(a)
Closing	2.4
Closing Balance Sheet	3.5(b)(i)
Closing Date	2.4
Closing Net Working Capital	3.5(b)(iii)
Company	Preamble
Company Board	Recitals
Company Closing Certificate	9.1
Company Employee Programs	4.9(a)
Company Licenses	4.17
Confidentiality Agreement	7.2(c)
Dissenting Shares	3.2(b)
Dispute Notice	3.5(b)(ii)
DGCL	Recitals
Effective Time	2.2
Employee	7.10(d)
Employee Program	4.9(l)(i)
Employee Retention Plan	7.10(g)
Encumbrances	3.3
Environmental Representations	9.1
ERISA	4.9(l)(ii)
ERISA Affiliate	4.9(l)(iv)
Escrow Agent	3.1(a)(ii)
Escrow Agreement	3.1(a)(ii)
Escrow Allocation Schedule	3.1(a)(ii)
Escrow Amount	3.1(a)(ii)
Estimated Closing Balance Sheet	3.5(a)(i)
Escrow Fund	3.1(a)(ii)
Estimated Net Working Capital	3.5(a)(i)
Estimated Net Working Capital Adjustment Amount	3.5(a)(ii)

Agreement and Plan of Merger – Page 9

Final Closing Balance Sheet	3.5(b)(ii)
Final Net Working Capital Adjustment Amount	3.5(b)(iii)
Financial Statements	4.5(a)
Founders	8.2(l)
Governmental Authority	4.4(b)
Historical Financial Information	7.15(a)
Indemnification Cut-Off Date	9.1
Indemnified D&Os	7.14
Indemnity Claim	9.7(a)
Information Statement	7.1(c)
IP Representations	9.1
Leased Real Property	4.10(b)
Leases	4.10(b)
Letter of Transmittal	3.1(b)
Major Customers	4.12(a)(xxi)
Material Contracts	4.12(a)
Merger	Recitals
MergerCo	Preamble
Multiemployer Plan	4.9(l)(v)
Net Working Capital	3.5(a)(iii)
NWC Claim	9.7(a)
Open Source Materials	4.13(b)(xiv)
Optionholder(s)	2.7(a)
Other Employees	8.2(l)
Parent	Preamble
Parent Closing Certificate	9.1
Parent/MergerCo Indemnified Party	9.2(a)
Paying Agent	3.1(a)(i)
Payment Fund	3.1(a)(i)
Payoff Instructions	3.4
Pre-Closing Period	6.1
Pre-Closing Tax Period	9.2(a)(v)
Pro Forma Financial Information	7.15(b)
Required Financial Information	7.15(b)
Requisite Stockholder Approval	4.20
Schedules	Article IV
Specified Representations	9.1
Stockholder(s)	2.6
Section 280G Stockholder Approval	7.10(e)
Securityholder Indemnified Party	9.3(a)
Securityholders’ Representative	Preamble
Securityholders’ Representative Reimbursement Amount	3.1(a)(ii)
Specified Representations	9.1

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Straddle Period	9.2(a)(v)
Surviving Company	2.1
Takeover Statutes	4.26
Third Party Claim	9.4(a)
Third Party IP Assets	4.13(b)(v)
Threshold	9.2(b)(i)
Vested Company Options	2.7(a)
Vesting Agreement	2.6(e)

ARTICLE II - THE MERGER; EFFECT OF THE MERGER ON THE COMPANY CAPITAL STOCK

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 2.2 Effective Time; Effect of the Merger. On the Closing Date, MergerCo and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and MergerCo shall vest in the Surviving Company, and all debts and liabilities of the Company and MergerCo shall become debts and liabilities of the Surviving Company.

Section 2.3 Certificate of Incorporation and Bylaws. The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be amended as set forth on Exhibit B hereto and, as amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided by law and by the terms of such certificate of incorporation. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Company and by the terms of such bylaws. Notwithstanding the foregoing, the name of the Surviving Company shall be “Zencoder Inc.” and the certificate of incorporation and bylaws of the Surviving Company shall so provide.

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Section 2.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto.

Section 2.5 Board Representatives and Officers. At the Effective Time and by virtue of the Merger, The members of the Board of Directors of MergerCo and the officers of MergerCo immediately prior to the Effective Time shall be the initial members of the Board of Directors of the Surviving Company and the officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 2.6 Effect on Company Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Capital Stock (each a “Stockholder,” and collectively, the “Stockholders”) or any holders of capital stock of MergerCo:

(a) All shares of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Company following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

(b) Each share of Company Capital Stock that is owned by the Company, by Parent, by MergerCo, or by any other wholly owned subsidiary of Parent, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Common Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.6(c) at the Effective Time shall be less the cash amount attributable to the Pro Rata Share of such holder of Common Stock in the Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Common Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 3.1(f)), upon the surrender of such Common Certificate or the delivery of an affidavit as described in Section 3.1(d), the Per Share Common Consideration, without interest.

Agreement and Plan of Merger – Page 12

(d) Each share of Series Seed Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Series Seed Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.6(d) at the Effective Time shall be less the cash amount attributable to the Pro Rata Share of such holder of Series Seed Preferred Stock in the Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As of the Effective Time, all such shares of Series Seed Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Series Seed Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 3.1(f)), upon the surrender of such Series Seed Certificate or the delivery of an affidavit as described in Section 3.1(d), the Per Share Series Seed Consideration, without interest.

(e) Notwithstanding anything to the contrary in this Section 2.6, a portion of the Merger Consideration payable to the Founders at the Closing will be withheld by Parent subject to the terms of a vesting agreement between Parent and each of the Founders in substantially the form attached hereto as Exhibit C (the “Vesting Agreement”). Parent, the Company and the Surviving Company intend that the payments payable pursuant to the Vesting Agreement (but only with respect to their shares of Company Common Stock which were fully vested upon receipt or for which such holders have filed timely and valid elections under Section 83(b) of the Code) will be treated as received in exchange for the applicable holder’s Company Common Stock, and agree to treat and report for income Tax purposes such payments as consideration for such holder’s Company Common Stock (subject to any applicable imputed interest) and not as compensation for services. The Company and each Founder shall represent in his respective Vesting Agreement that the Company Common Stock to which the Vesting Agreement applies is covered by valid elections under Section 83(b) of the Code.

Section 2.7 Treatment of Company Options and Company Stock Option Plans.

(a) At the Effective Time, all Company Options that are vested and outstanding immediately prior to the Effective Time that have not been exercised (the “Vested Company Options”) will be cancelled in exchange for a cash payment in the amount of the Option Consideration, if any, without interest, with respect to such Vested Company Options and such Vested Company Options thereupon shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person or the right to receive any other consideration. At the Effective Time, each holder of a Vested Company Option (each an “Optionholder,” and collectively the “Optionholders”) shall be entitled to receive (subject to any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 3.1(f)) the Option Consideration, if any, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.7(a) at the Effective Time shall be less the cash amount attributable to the Pro Rata Share of such holder of a Company Option in the Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As promptly as practicable after the Closing, Parent shall

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pay, or shall cause the Surviving Company to pay, to each Optionholder cash constituting the Option Consideration to which such Optionholder is entitled pursuant to this Section 2.7(a) (less any applicable withholding Tax as specified in Section 3.1(f)). At the Effective Time, all Company Options that are unvested and outstanding immediately prior to the Effective Time that have not been exercised will not be assumed, substituted or exchanged for any other equity or consideration and will be cancelled and terminated for no consideration, and such unvested Company Options thereupon shall no longer represent the right to purchase Company Common Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person or the right to receive any other consideration.

(b) The Company shall take all necessary steps as may be required to effect the provisions of Section 2.7(a) and to terminate the Company Stock Option Plans.

ARTICLE III - PAYMENT FOR SECURITIES

Section 3.1 Payment for Company Capital Stock and Vested Company Options.

(a) Parent shall make the following payments:

(i) As soon as practicable following the date of this Agreement and in any event not less than five Business Days before the Closing Date, Parent shall appoint a national bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in the Merger. Promptly following the Effective Time, but in any event not later than two (2) Business Days following the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the Securityholders, for payment through the Paying Agent in accordance with this Section 3.1, cash in an amount equal to the Aggregate Consideration at Closing less the Aggregate Consideration at Closing attributable to Vested Company Options (the “Payment Fund”). Promptly following the Effective Time, the Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.6 out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. Promptly following the Effective Time, but in any event not later than two (2) Business Days following the Effective Time, Parent shall deposit with the Surviving Company, for the benefit of the holders of Vested Company Options, for payment through the Surviving Company in accordance with this Section 3.1, cash in an amount equal to the Aggregate Consideration at Closing attributable to Vested Company Options. As soon as practicable after the Effective Time but no later than the Closing Date, Parent shall cause the Surviving Company to pay such amount (subject to any adjustments specified herein and subject to any applicable withholding Tax as specified in Section 3.1(f)) through a Surviving Company payroll account. The Company has prepared an estimated schedule of the allocation of the Aggregate Consideration at Closing payable to the Securityholders, which is attached hereto as Exhibit D (the “Base Consideration Allocation Schedule”). The parties hereto acknowledge and agree that the Company will amend the Base Consideration Allocation Schedule as of the Effective Time to (i) reflect any actual adjustments and allocation of the Merger Consideration required by Section 3.5(a)(ii) or necessary in connection with the exercise of any Vested Company Options; and (ii) instruct the Paying Agent as to the portion of the Payment Fund payable as of the Effective Time to each of the Securityholders.

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(ii) At the Effective Time, Parent shall cause to be delivered to JPMorgan Chase Bank, NA (the “Escrow Agent”) an amount of cash equal to $4,600,000 (the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent in a separate account (the “Escrow Fund”) solely for purposes of (a) the payment to Parent of the Final Net Working Capital Adjustment Amount, if any such payment is required by Section 3.5(b)(iii)(A) hereof or (b) the payment to Parent in satisfaction of any indemnification or other claims of any Parent/MergerCo Indemnified Party required by Article IX. At the Effective Time, Parent shall cause to be delivered to the Escrow Agent an amount of cash equal to $150,000 (the “Securityholders’ Representative Reimbursement Amount”). The Securityholders’ Representative Reimbursement Amount shall be held by the Escrow Agent in an account (which will be a separate and segregated account from the Escrow Fund) for purposes of satisfying the Securityholders’ obligations to the Securityholders’ Representative under this Agreement. The Securityholders’ Representative Amount shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Securityholders’ Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). The Company has prepared an estimated schedule of the allocation of the Escrow Amount payable to the Securityholders, which is attached hereto as Exhibit F (the “Escrow Allocation Schedule”). The Escrow Fund shall be governed by the terms of the Escrow Agreement. The parties hereto acknowledge and agree that the Company will amend the Escrow Allocation Schedule as of the Effective Time to (i) reflect any actual adjustments and allocation of the Merger Consideration required by Section 3.5(a)(ii) or necessary in connection with the exercise of any options or warrants; and (ii) instruct the Escrow Agent as to the portion of the Payment Fund payable as of the Effective Time to each of the Securityholders. For federal, state, local, and foreign income tax purposes, any payment made out of the Escrow Fund to (1) the Stockholders shall be treated as deferred Merger Consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code and (2) the employee holders of the Vested Company Options entitled to receive Option Consideration, with respect to their Vested Company Options, shall be treated as compensation reportable on IRS Form W-2, subject to withholding by the Surviving Company, and includable in gross income of such holders and deductible by the Surviving Company at the time of payment. Any interest or other income earned on the Escrow Amount will be included in the gross income of Parent in accordance with Proposed Treasury Regulations under Section 468B(g) of the Code. None of the Securityholders, the Surviving Company or the Parent shall take a position in any Tax Return or examination or other administrative or judicial proceeding relating to any Tax that is inconsistent with such treatment.

(iii) Each Securityholder’s percentage interest in the Escrow Amount in the event any such amounts (including any interest or other income earned thereon) may be ultimately released and distributed to the Securityholders is set forth on the Escrow Allocation Schedule.

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(b) As soon as reasonably practicable following the Effective Time, Parent shall deliver, or shall cause the Surviving Company to deliver to the Securityholders a letter of transmittal in the form attached hereto as Exhibit G (the “Letter of Transmittal”), which specifies that delivery shall be effected, and risk of loss and title to shares of Company Capital Stock shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in effecting the surrender of a Certificate in exchange for the Aggregate Consideration at Closing attributable to each share formerly represented by such Certificate. Upon surrender of a Certificate (if applicable) to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares represented by such Certificate multiplied by the portion of the Aggregate Consideration at Closing attributable to such shares (subject to any applicable withholding Tax as specified in Section 3.1(f)), and the Certificate (if applicable) so surrendered shall forthwith be canceled as of the Effective Time.

(c) If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Parent or the Paying Agent, as applicable, with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1(c), each Certificate (other than Certificates representing shares of Company Capital Stock to be canceled in accordance with Section 2.6(b) and Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive, upon such surrender the amount contemplated by Sections 2.6 or 3.1(c).

(d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Consideration at Closing attributable to each share formerly represented thereby. Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver to Parent an affidavit which includes an indemnity against any claim that may be made against Parent or the Surviving Company with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e) To the extent permitted by applicable law, none of Parent, MergerCo, the Company, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any portion of the Aggregate Consideration at Closing from the Paying Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to twelve (12) months after the Effective Time, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(f) Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the portion of the Aggregate Consideration at Closing attributable to any share of Company Capital Stock, any Vested Company Options or amounts otherwise payable pursuant to this Agreement to any holder thereof, such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of United States federal, state or local tax laws. To the extent that amounts are so withheld, such withheld amounts shall be (i) remitted by the Paying Agent, the Surviving Company or Parent, as the case may be, to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made.

(g) The right to receive a portion of the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Stock and Vested Company Options, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Company for transfer, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

(h) Parent shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent in a cash compensation account of the Paying Agent. Any interest and other income resulting from such investments shall be the property of and will be promptly paid to Parent. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(i) Promptly following the date that is twelve (12) months after the Effective Time, Parent shall cause the Paying Agent to deliver to the Surviving Company all cash, Certificates and other documents in its possession relating to the Merger, and the Paying Agent’s duties shall terminate. Any former Stockholders who have not complied with Section 3.1 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) for payment of their claim for right to receive the Merger Consideration. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.2 Appraisal Rights.

(a) The Company shall comply with all requirements of Section 262 of the DGCL and shall keep Parent promptly informed of all matters relating thereto.

(b) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, any shares of Company Capital Stock outstanding immediately

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prior to the Effective Time held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6 into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration, without interest thereon, pursuant to Section 2.6.

(c) The Company shall give Parent (i) prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands, objections and requests. Except with the prior written consent of Parent, the Company shall not make any payment with respect to any such demands, objections and requests and shall not settle (or offer to settle) any such demands, objections and requests or approve any withdrawal of the same.

Section 3.3 Payments at Closing for Indebtedness of the Company. At the Closing, the Company shall deliver a certificate setting forth an itemized list of any and all Indebtedness and Company Transaction Expenses (and at least three Business Days prior to the Closing, an estimate thereof). As of the Effective Time, Parent and MergerCo shall provide sufficient funds to the Surviving Company to enable the Surviving Company to repay or assume any outstanding Indebtedness of the Company. The Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Indebtedness (including the identity of each lender, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Indebtedness shall have been paid in full. Parent and MergerCo will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, “Encumbrances”) securing such Indebtedness of the Company.

Section 3.4 Payments at Closing for Company Transaction Expenses. With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full (the “Payoff Instructions”). The Company hereby agrees that Parent and the Surviving Company shall not be responsible or liable to pay any Company Transaction Expenses that are not identified in the Payoff Instructions.

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Section 3.5 Working Capital Adjustment.

(a) Preparation of Estimated Closing Balance Sheet; Estimated Net Working Capital.

(i) The Company shall prepare in good faith and, at least three Business Days prior to the Closing Date, deliver to Parent (A) an estimated balance sheet of the Company, which shall be reasonably acceptable to Parent, as of the close of business on the day immediately prior to the Closing Date, reflecting thereon the Company’s best estimate of all balance sheet items of the Company (the “Estimated Closing Balance Sheet”) and (B) the Net Working Capital of the Company as of the close of business on the day immediately prior to the Closing Date based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”). The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied (except no footnotes shall be required), and using the same GAAP accounting principles, practices, methodologies and policies, that were used to prepare the Base Balance Sheet.

(ii) The cash consideration to be paid by Parent at Closing shall be adjusted, dollar for dollar, down to the extent that the Estimated Net Working Capital is less than the Net Working Capital target of $0. The cash consideration to be paid by Parent at Closing shall be adjusted, dollar for dollar, up to the extent that the Estimated Net Working Capital is greater than the Net Working Capital target of $0. The difference between the Estimated Net Working Capital and such Net Working Capital target is referred to as the “Estimated Net Working Capital Adjustment Amount.”

(iii) As used in this Section 3.5, the term “Net Working Capital” means, as of the date of determination, an amount equal to the difference at such time of (A) the sum of all Current Assets minus (B) the sum of all Current Liabilities.

(iv) Following receipt of the Estimated Closing Balance Sheet, the Company shall permit Parent and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Balance Sheet, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Balance Sheet in order to respond to the reasonable inquiries of Parent. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Net Working Capital.

(b) Preparation of Final Closing Balance Sheet.

(i) As promptly as practicable, but no later than 60 days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative (A) a balance sheet of the Company as of the close of business on the day immediately prior to the Closing Date, reflecting thereon Parent’s best estimate of the same balance sheet items of the Company as included on the Estimated Closing Balance Sheet but

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adjusted to take into account the final balances as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and (B) the Net Working Capital of the Company based on the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with GAAP and using the same GAAP accounting principles, practices, methodologies and policies that were used to prepare the Estimated Closing Balance Sheet.

(ii) Unless the Securityholders’ Representative deliver the Dispute Notice within 30 days after receipt of the Closing Balance Sheet, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet,” shall be binding upon the Securityholders and Parent and shall not be subject to dispute or review. If the Securityholders’ Representative disagrees with the Closing Balance Sheet, the Securityholders’ Representative may, within 30 days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet, including all supporting documentation thereto, and the Securityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet delivered pursuant to this Section 3.5(b). Parent and the Securityholders’ Representative shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Parent and the Securityholders’ Representative are able to resolve such dispute, the Closing Balance Sheet shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Balance Sheet” and shall be conclusive and binding upon the Securityholders and Parent and shall not be subject to dispute or review. If Parent and the Securityholders’ Representative are unable to resolve the dispute within 15 days after receipt by Parent of the Dispute Notice, Parent and the Securityholders’ Representative shall submit the dispute to Parent’s independent accounting firm (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute on the Closing Balance Sheet. Promptly, but no later than 30 days after engagement, the Accountants shall deliver a written report to Parent and the Securityholders’ Representative as to the resolution of the disputed items, the resulting Closing Balance Sheet and the resulting calculation of Net Working Capital as of the Closing Date. The Closing Balance Sheet as determined by the Accountants shall be deemed the “Final Closing Balance Sheet,” shall be conclusive and binding upon the Securityholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.5(b) shall be paid by (A) the Securityholders (from the Escrow Fund), if Parent’s calculation of the portion of the Closing Net Working Capital in dispute is closer to the Accountants’ determination than the Securityholders’ Representative’s calculation thereof, (B) by Parent, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Securityholders (from the Escrow Fund) and Parent. Parent and the Securityholders’ Representative agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Closing Balance Sheet and in the conduct of the audits and reviews referred to in this Section 3.5(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

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(iii) The Merger Consideration shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that the Net Working Capital set forth on the Final Closing Balance Sheet (the “Closing Net Working Capital”) is greater than or less than the Estimated Net Working Capital, as applicable. Within three Business Days following determination of the Closing Net Working Capital in accordance with Section 3.5(b)(ii), (A) if the Closing Net Working Capital is less than the Estimated Net Working Capital, Parent and the Securityholders’ Representative shall jointly direct the Escrow Agent to pay to Parent from the Escrow Fund an amount equal to the difference between such amounts and to deliver the balance amount, if any, to Parent and (B) if the Closing Net Working Capital is greater than the Estimated Net Working Capital, Parent shall deliver or cause to be delivered to the Paying Agent and/or Surviving Company the amount equal to the Closing Net Working Capital minus the Estimated Net Working Capital, and Parent shall cause the Paying Agent and/or Surviving Company to distribute such amount to the Securityholders in accordance with the Base Consideration Allocation Schedule. The difference between the Closing Net Working Capital and the Estimated Net Working Capital, whether a positive or a negative number, is referred to as the “Final Net Working Capital Adjustment Amount.”

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Parent (the “Schedules”) corresponding to the applicable section and subsection or clause of this Article IV (the “Applicable Article IV Provision”) (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule; provided, that it is readily apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article IV Provision), the Company hereby represents and warrants to each of Parent and MergerCo as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date) as follows:

Section 4.1 Existence; Good Standing; Authority.

(a) The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and/or lease its properties and carry on its business in all material respects as currently conducted. As of the date of this Agreement, the Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensure or qualification necessary except where failure to qualify would not be reasonably likely to have, individually, or in the aggregate a Company Material Adverse Effect. The copies of the Bylaws and the Certificate of Incorporation, each as in effect as of the date hereof and made available to Parent’s and MergerCo’s counsel, are complete and correct, and no amendments thereto are pending.

(b) The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation

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of the transactions contemplated hereby have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent and MergerCo, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 31,000,000 shares, consisting of (i) 25,500,000 shares of Company Common Stock and (ii) 5,500,000 shares of Series Seed Preferred Stock 5,367,576 of which are issued and outstanding. With respect to such authorized Company Common Stock, (1) 14,703,477 shares are issued and outstanding, (2) 1,360,057 shares are duly reserved for future issuance pursuant to Company Options outstanding as of this date of this Agreement and (3) no shares of Common Stock and no shares of Series Seed Preferred Stock were owned beneficially or of record by the Company. Schedule 4.2(a) sets forth the following information relating to each Stockholder: (i) its name and address (as listed in the corporate record books of the Company) and (ii) the number and class or series of shares of Company Capital Stock held by such Person and the respective certificate numbers.

(b) Except as set forth on Schedule 4.2(b), none of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except as set forth in Section 4.2(a), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All Company Options have been granted under the Company Stock Option Plans. Schedule 4.2(b) sets forth a true and complete list of all outstanding Company Options and all other options and rights to purchase Company Capital Stock, together with the number of shares of Company Capital Stock subject to such security, the date of grant or issuance, the exercise price and the expiration date of such security and the aggregate number of shares of Company Capital Stock subject to such securities and the vesting schedule thereof. Except as set forth in Section 2.6, no Company Option shall entitle the holder thereof to receive anything after the Merger in respect of such Company Option. All outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable. Except for the Company Capital Stock, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights (other than the Company Options, convertible into, or exchangeable for, securities with voting rights) on any matters on which Stockholders may vote.

(c) Except as described in Sections 4.2(a) and 4.2(b), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security,

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option, warrant, call, right, Contract or obligation. Except as set forth in the Certificate of Incorporation, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company. Except as set forth on Section 4.2(c) of the Schedules, there are no voting trusts, proxies or other Contracts of any character to which the Company or, to the Knowledge of the Company, any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

Section 4.3 Subsidiaries. The Company does not own, of record or beneficially, directly or indirectly, (a) with respect to any corporation, more than 50% of the total voting power of all classes of capital stock entitled to vote in the election of directors thereof and (b) with respect to any Person other than a corporation, at least a majority of any class of capital stock (however designated) entitled to vote in the election of the governing body, partners, managers or others that will control the management of such Person. There are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any other direct or indirect equity or other interest or right (contingent or otherwise) to acquire any of the same. The Company is not a member of any partnership nor is the Company a participant in any joint venture or similar arrangement.

Section 4.4 No Conflict; Consents.

(a) Subject to the adoption and approval of this Agreement by the Stockholders, the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which the Company is a party or by which the Company or any of its assets are bound, except for any such conflicts, violations, defaults and terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the Certificate of Incorporation or the Bylaws; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company.

(b) Except as set forth in Schedule 4.4, no notice to, declaration or filing with, or consent or approval of any federal, state, local or foreign government, any governmental,

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regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”) or other third party is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company duly licensed or qualified to do business.

Section 4.5 Financial Statements.

(a) The Company has made available to Parent and MergerCo true and complete copies of the following financial statements, copies of which are attached hereto as Schedule 4.5 (collectively, the “Financial Statements”):

(i) Draft audited balance sheet of the Company as of December 31, 2011 and the related draft audited statements of operations, stockholders’ equity and cash flows of the Company for the years ended December 31, 2011 and 2010; and

(ii) Unaudited balance sheet of the Company as of June 30, 2012 (the “Base Balance Sheet”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the fiscal period then ended; provided, however, that the Base Balance Sheet is subject to normal year-end adjustments.

(b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied and (ii) present fairly in all material respects the financial condition, statements of operations, stockholders’ equity and cash flows of the Company as of the dates and for the periods indicated therein.

(c) The Company maintains accurate books and records reflecting its assets and liabilities.

(d) The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s financial statements.

(e) The Company and each of its Subsidiaries are in compliance with the requirements of FIN 48, and their Tax accrual workpapers explain and support all amounts provided and positions taken by the Company and any of its Subsidiaries with respect to FIN 48.

Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6 and in the ordinary course of business consistent with past practices, from the date of the Base Balance Sheet to the date of this Agreement, there has not been (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, except such

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changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, capital stock or property) in respect of, any of the Company’s capital stock or any purchase, redemption or other acquisition of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such capital stock or other securities, (c) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any other securities in respect of, in lieu of or in substitution for capital stock or other securities of the Company, (d) any granting by the Company of (i) any loan or increase in compensation, perquisites or benefits or any bonus or award or (ii) any payment by the Company of any bonus, in each case to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company, (e) any granting by the Company to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company of any increase in severance, termination, change in control or similar compensation or benefits, (f) any entry by the Company into any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or termination of (i) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity repurchase, equity option, consulting or similar agreement, commitment or obligation between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, (ii) any agreement between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (iii) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, (g) any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) the Company Stock Option Plans or any of the awards granted thereunder, including with respect to vesting acceleration of any such awards, (h) any other granting by the Company of any awards or rights under the Company Stock Option Plans, (i) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect, (j) any change in financial or tax accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or applicable Law, (k) any tax election that individually or in the aggregate could reasonably be expected to have a Company Material Adverse Effect or any tax attributes of the Company or any settlement or compromise of any income tax liability, (l) any revaluation by the Company of any of its respective assets or (m) any licensing or other agreement with regard to the acquisition or disposition of any Company Intellectual Property Assets or rights thereto.

Section 4.7 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company, any of its properties or any of its employees in their capacity as such. No Governmental Authority has at any time in writing challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted and, none of the Company or its properties is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Authority.

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Section 4.8 Taxes.

(a) Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company or any its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries have, within the time and manner prescribed by Law, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No U.S. federal, state, local, or foreign Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries for which the Company or a Subsidiary has received written notice thereof. Neither the Company nor any of its Subsidiaries has received in writing from any U.S. federal, state, local, or foreign taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries. Schedule 4.8 hereto lists all U.S. federal, state, local, and foreign income Tax Returns filed with respect to the Company or any of its Subsidiaries since inception, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit, in each case for which the Company or a Subsidiary has received written notice thereof. The Company has made available to Parent correct and complete copies of all U.S. federal and material state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries in connection with any taxable periods since inception.

(d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that

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could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any Liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Base Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practices of the Company and its Subsidiaries in filing Tax Returns.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed prior to the Closing;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) with respect to a transaction occurring prior to the Closing;

(iv) installment sale or open transaction disposition made prior to the Closing;

(v) prepaid amount received prior to the Closing; or

(vi) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code made prior to the Closing.

(h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations.

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(j) Except as disclosed in Schedule 4.8(j), the Company and each of its Subsidiaries is and has always been treated as a domestic C corporation for U.S. federal income tax purposes and has had comparable status under the laws of any state or local jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Neither the Company nor any of its Subsidiaries is a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.

(k) Except as disclosed in Schedule 4.8(k), neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of U.S. state, local, or foreign Tax law).

(l) Except as set forth on Schedule 4.8(l), (i) no awards granted under the Company Stock Option Plans are subject to Section 409A of the Code; (ii) no Company Employee Program or other contract between the Company or any of its Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) provides for the deferral of compensation subject to Section 409A and (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Program or other contract that will or may result in any payment of deferred compensation subject to Section 409A of the Code. The Company has complied with the requirements of Section 409A of the Code including the reporting and wage withholding requirements as mandated by IRA Notice 2006-100.

(m) The Company and each of its Subsidiaries use the accrual method of accounting for tax purposes.

(n) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than the United States.

Section 4.9 Employee Benefit Plans.

(a) Schedule 4.9 sets forth a true, complete and correct list of every Employee Program that is currently maintained by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate has or may have any liability (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Parent: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

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(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) (i) Each Company Employee Program is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate has ever maintained any Company Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

(h) (i) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. (ii) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition

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of a Company Employee Program. (iii) Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability (other than in the ordinary course of business administrative expenses).

(i) The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Employee Program is in material compliance with Section 409A of the Code. No payment to be made under any Company Employee Program is, or will be, subject to the penalties of Section 409A of the Code.

(j) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(k) Neither the execution and delivery of this Agreement, the Members’ approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) except as a result of the contemplated termination of the Company’s 401(k) Plan, result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Member, employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Member, employee, director or consultant of the Company or an ERISA Affiliate

(l) For purposes of this section:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, change in control agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of a Company Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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(iii) An entity “maintains” an Employee Program if such entity currently sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

(iv) An entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(c).

(v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 4.10 Real and Personal Property.

(a) The Company does not own any real property.

(b) Schedule 4.10(b) sets forth a list of all real property leased by the Company (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified on Schedule 4.10(b) (the “Leases”) have been made available to Parent and MergerCo. With respect to each Lease listed on Schedule 4.10(b):

(i) the Company has a valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

(ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect;

(iii) to the Company’s knowledge, the Company is not in default under any of said Leases, nor, to the Company’s knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and

(iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

(c) Except as set forth on Schedule 4.10(c) or as specifically disclosed in the Base Balance Sheet or the footnotes to the reviewed Financial Statements, and except with respect to leased personal property, the Company has good title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the date of the Base Balance Sheet, free and clear of any Encumbrances, except for (i) assets which have been disposed of since the date of the Base Balance Sheet in the ordinary course of business, (ii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain

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payable without penalty and (iii) Encumbrances of record or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby.

Section 4.11 Labor and Employment Matters.

(a) Section 4.11 of the Schedules identifies, with respect to each of calendar years 2011 and 2010, (i) all directors and officers of the Company as of the date of this Agreement and their respective titles, (ii) all employees and consultants currently employed or engaged by the Company and (iii) for each individual identified in clause (i) or (ii), such Person’s Form W-2 or 1099 compensation for 2011, year-to-date compensation, annual base compensation, bonus opportunity, job title and date of hire or commencement of engagement (provided that the Company shall furnish an updated schedule with respect to clauses (ii) and (iii) for new hires and terminations after the date hereof in updated Schedules 4.11(a)(ii) and 4.11(a)(iii), as of the Closing Date. Schedule 4.11(a) sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company as of the Effective Time and the value of all such accrued vacation time based on each such employees’ compensation level in effect (the “Accrued Vacation Amount”) as of the Effective Time.

(b) Except as set forth on Schedule 4.11(b), there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company, on the one hand, and any current or former Stockholder, Affiliate, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated or contemplated.

(c) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or otherwise arising under any policy, practice, Contract, plan, program or Law. The Company is not liable for any severance pay or other payments to any employee, consultant or independent contractor or former employee, consultant or independent contractor arising from the termination of employment or other service relationships, nor will the Company have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by or under contract with the Company on or prior to the Effective Time. None of the Company’s employment policies or practices are currently being audited or, to the knowledge of the Company, investigated by any Governmental Authority or Court. There is no pending or, to the knowledge of the Company, threatened claim, unfair labor practice charge or other charge or inquiry against the Company brought by or on behalf of any current, prospective or former employee, consultant, independent contractor, retiree, labor organization or other representative of the Company’s employee or other individual or any Governmental Authority with respect to employment practices, nor is there or has there been any audit or investigation related to the Company’s classification of exempt employees, independent contractors and consultants. The Company has properly classified its employees as exempt or non-exempt in accordance with the Fair Labor Standards Act and relevant state Law.

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(d) (i) There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees, consultants or independent contractors; (ii) the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees, consultants or independent contractors of the Company; (iii) there have been no strikes, slowdowns, work stoppages, disputes, lockouts or threats thereof by or with respect to any employees, independent contractors or consultants of the Company, and (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations pending or, to the knowledge of the Company, threatened. There are no pending workers’ compensation claims regarding any employee of the Company. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in material compliance with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment, including the obligations of WARN, and any similar state or local statute, rule or regulation, and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN or similar Laws or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future.

(e) Neither the Company nor, to the knowledge of the Company, any of the Company’s employees, consultants or independent contractors is obligated under any Contract (including licenses, covenants or commitments of any nature) or subject to any judgment, decree or Order of any Court or Governmental Authority that would interfere with the use of such Person’s best efforts to promote the interests of the Company or that would conflict with the Company’s business as conducted and as proposed to be conducted.

(f) Except as set forth in Schedule 4.11(f), no employee of the Company has provided any notice to the Company of his or her intent, or to the knowledge of the Company, has any present intent, to terminate his or her employment with the Company.

(g) All of the Company’s employees are “at will” employees, and, to the knowledge of the Company, there is no circumstance that could give rise to a valid claim by a current or former employee, independent contractor or consultant of the Company for compensation on termination of employment or that cause or notice was required to terminate employment.

(h) Each of the Company’s employees is currently devoting substantially all of his or her business time to the conduct of the business of the Company.

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Section 4.12 Material Contracts.

(a) Schedule 4.12 sets forth (with specific reference to the subsection to which it primarily relates) each of the following Contracts to which the Company is a party or bound or to which any of its properties or assets are subject (the “Material Contracts”):

(i) each employment Contract that is (A) of a nature for which the Company has a standard form agreement but that deviates (except with respect to salary payable thereunder) from such form agreement (it being understood that description of such employment Contract in Schedule 4.12 sets forth in reasonable detail a description of such deviations) or (B) not terminable at will by the Company both without any penalty and without any obligation of the Company to pay severance or other amounts (other than accrued base salary, accrued bonuses, accrued commissions, accrued vacation pay, accrued floating holidays and legally mandated benefits);

(ii) (A) each employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) each plan, program or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits related to a corporate transaction involving a change in control of the Company or upon the termination or resignation of any participant and (C) each plan, program or Contract that provides for medical or life insurance benefits for former participants or for current participants upon their retirement from, or termination of employment with, the Company (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended);

(iii) each Contract pursuant to which the Company has agreed not to compete with any person or to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of so competing or engaging;

(iv) each Contract which provides for “exclusivity” or any similar requirement in favor of any person other than the Company, or each Contract under which the Company is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its respective products or services;

(v) each Contract with (A) any member of the Company, (B) any other affiliate of the Company or (C) any current or, to the knowledge of the Company, former member of the Company Board, officer or employee of any affiliate of the Company (other than employment Contracts referred to in clause (ii) above or Contracts referred to in clause (iii) above);

(vi) each license granted by the Company pursuant to which the Company has agreed to refrain from granting a license to any other person;

(vii) each Contract under which the Company has agreed to indemnify any Person;

(viii) each Contract that requires consent, approval or waiver of, or notice to, a third party in the event of or with respect to the Merger or the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a benefit under any such Contract;

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(ix) each Contract providing for future performance by the Company in consideration of amounts previously paid to the Company, or which has resulted or will result in deferred revenue under GAAP;

(x) each Contract providing for future performance by the Company with less than the standard or usual Company charges to be due for such performance;

(xi) each Contract containing (whether in the Contract itself or by operation of Law) any provisions (A) dealing with a “change of control” or similar event with respect to the Company, (B) prohibiting or imposing any restrictions on the assignment of all or any portion thereof by the Company to any other person (without regard to any exception permitting assignments to affiliates), (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time or both), such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancelation or acceleration, or loss of benefit, or the creation of any Lien in or upon any of the properties or assets of the Company or of Parent or to any increased, guaranteed, accelerated or additional rights or entitlements of any person or (D) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) or will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(xii) each Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties;

(xiii) each Contract granting a third party any license to Company Intellectual Property Assets that is not limited to the internal use of such third party;

(xiv) each Contract pursuant to which the Company has been granted any license to Company Intellectual Property Assets;

(xv) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xvi) each Contract that guarantees or warrants that any of the products or services of the Company is fit for any particular purpose or that guarantees a result or commits to performance levels;

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(xvii) each Contract providing for any license or franchise granted by the Company pursuant to which the Company has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person;

(xviii) each Contract containing any “non-solicitation,” “no hire” or similar provision that restricts the ability of the Company;

(xix) each Contract providing for monetary liquidated damages (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or a termination of a Contract);

(xx) each Contract entered into by the Company in the last five years in connection with the settlement or other resolution of any litigation, action suit, proceeding, claim arbitration or investigation;

(xxi) each Contract between the Company and any of the 20 largest customers of the Company (determined on the basis of revenues received by the Company in the most recent 12-month period ended prior to the date of this Agreement) (the “Major Customers”);

(xxii) each Contract entered into by the Company a substantial purpose of which is providing confidential treatment by the Company of third-party information which, to the knowledge of the Company, contains restrictions on the Company’s use of such third-party information;

(xxiii) each Contract in writing not containing a waiver of incidental, consequential, punitive, indirect and special damages in favor of the Company (and its assignees) in all circumstances;

(xxiv) each Contract with any independent contractor of the Company; and

(xxv) each Contract which (A) has future sums due from, or provides for future performance by, any party thereto and is not terminable by the Company without cost or penalty upon notice of less than 30 days, other than such Contracts entailing past or reasonably expected future amounts less than $25,000 in the aggregate, or (B) is otherwise material to the business of the Company, taken as a whole, as presently conducted or as currently proposed by the Company to be conducted without giving effect to the Merger.

Each Material Contract, including any and all supplements and amendments thereto, is in full force and effect and is a valid and binding agreement of the Company and, to the knowledge of the Company, of each other party thereto, enforceable against the Company and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting applicable creditor’s rights generally and to general principles of equity. The Company has performed or is performing all material obligations required to be performed by it under its Material Contracts

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and is not (with or without notice or lapse of time or both) in breach or default thereunder, and, to the knowledge of the Company, no other party to any of its Material Contracts is (with or without notice or lapse of time, or both) in breach or default thereunder. The Company knows of no circumstances that are reasonably likely to occur that could reasonably be expected to have a material adverse effect on the ability of the Company or the applicable subsidiary to perform its obligations under any Material Contract.

(b) The Company has delivered to Parent complete and correct copies of all Material Contracts, and no Material Contract has been modified, rescinded or terminated after being delivered or made available, as applicable, to Parent. The Company has disclosed to Parent the material terms and status of all proposals that, if accepted, would constitute a Contract with any Major Customer. None of the Major Customers has terminated, failed to renew or requested any amendment to any of its Contracts or any of its existing relationships with the Company.

(c) Each Contract between the Company, on the one hand, and any affiliate of the Company, on the other hand, was entered into in the ordinary course of business, is consistent with past practice and is on an arm’s-length basis.

Section 4.13 Intellectual Property.

(a) Schedule 4.13(a) contains a complete and accurate list of all (i) Company Patents and pending patent applications, Company Marks, and Company Copyrights, (ii) Products, (iii) Licenses In (other than commercial off the shelf software licensed for an annual total cost of less than $2,000), and (iv) Licenses Out. In the case of any licenses, sublicenses or other agreements disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 4.13(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b) Except as set forth on Schedule 4.13(b):

(i) With respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business and (B) licensed to the Company by a third party (other than commercial off the shelf software licensed for a total cost of less than $2,000), such Intellectual Property Assets are the subject of a written license or other written agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens.

(ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of

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working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the knowledge of the Company, all Company Intellectual Property Assets owned by or exclusively licensed to the Company are valid and enforceable;

(iii) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered with or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any actions or maintenance fees or taxes falling due within 90 days after the Closing Date;

(iv) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the knowledge of the Company, there are no Patents of any third party that interfere with a Company Patent; all Products made, used or sold under the Company Patents have been marked with the proper patent notice;

(v) there are no pending or, to the knowledge of the Company, threatened lawsuits against the Company or any of its employees alleging that the operation of the Business by the Company infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) the operation of the Business by the Company neither constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset nor infringes or violates (or in the past infringed or violated) any Third Party IP Asset;

(vii) (A) the Company has not entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Intellectual Property Assets other than through its standard form of customer agreement which has been made available to Parent; (B) there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that the Company is a party to that: (x) restrict the Company’s rights to use any Intellectual Property Asset(s), (y) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property Assets, or (z) permit third parties to use any Company Intellectual Property Assets(s); (C) to the knowledge of the Company there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that the Company is not a party to that: (x) restrict the Company’s rights to use any Intellectual Property Asset(s), (y) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property Assets, or (z) permit third parties to use any Company Intellectual Property Assets(s);

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(viii) all former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Business and/or the Products to the extent permitted by law; in each case where a Company Patent is held by Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued;

(ix) to the knowledge of the Company: (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property Assets or the subject matter thereof;

(x) the Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Company Trade Secrets, including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements;

(xi) (A) the Company has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of the Products, and (B) since the Company and/or its contractors developed the source code of each Product, the Company has not provided or disclosed the source code of such Product to any person or entity other than contractors and employees involved in updating such source code;

(xii) each Product performs substantially in accordance with its documented specifications and as the Company has warranted to its customers;

(xiii) the Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce;

(xiv) (A) none of the Products contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other similar license) (“Open Source Materials”), and (B) the incorporation, linking, calling or other use in or by any such Product of any such Open Source Materials listed on Schedule 4.13(b)(xiv) does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of any Product or component thereof to any third party other than the software listed on Schedule 4.13(b)(xiv); and

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(xv) following the Effective Time, the Surviving Company will have the same rights and privileges in the Company Intellectual Property Assets as the Company had in the Company Intellectual Property Assets immediately prior to the Effective Time.

Section 4.14 Environmental Matters.

(a) The Company is in material compliance with all Environmental Laws applicable to its operation and use of the Leased Real Property.

(b) The Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, to the knowledge of the Company, there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law.

(c) The Company has not (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s knowledge, threatened with, any governmental or citizen enforcement action with respect to any Environmental Law or (iv) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law.

(d) To the Company’s knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

Section 4.15 No Brokers. The Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company, the Surviving Company, Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

Section 4.16 Compliance with Laws. The Company has not received any notice of any default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound, and the Company is not in default or violation of any such law, statute, ordinance, regulation, rule, order, judgment or decree except where such default or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Licenses and Permits. Schedule 4.17 sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company and are

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currently in effect (the “Company Licenses”). Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened in writing that could result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Schedule 4.17, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby.

Section 4.18 Records.

(a) (i) The minutes and other similar records of meetings or consent actions of the Stockholders and the Company Board (and committees thereof) provided or made available by the Company to Parent contain all records of meetings and consent actions taken in lieu thereof by such Stockholders and the Company Board (and committees thereof), and show all corporate actions taken by such Stockholders and such members of the Company Board, and any committees thereof, for the Company and (ii) the share transfer records of the Company provided or otherwise made available to Parent reflect all issuances, transfers of record and redemptions of capital stock or other securities of the Company.

(b) The books, records and accounts of the Company are stated in reasonable detail and are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years.

Section 4.19 Affiliated Transactions. Except as set forth on Schedule 4.19, to the Company’s knowledge, no Stockholder, officer, member of the Company Board, employee or Affiliate of the Company or any entity in which any such Person or individual owns any beneficial equity interest (other than beneficial ownership of less than 5% of the outstanding equity interest in a publicly held entity) has been involved in any business arrangement or relationship with the Company or is a party to any agreement, contract or arrangement with the Company or which pertains to the business of the Company or owns or has any interest in any asset, tangible or intangible, used by the Company.

Section 4.20 Voting Requirements. The Board of Directors of the Company has, either by written consent or at a meeting duly called and held prior to the execution of each Transaction Document to which the Company is a party, (a) unanimously approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (b) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the Stockholders and (c) directed that this Agreement and the Merger be submitted to the holders of Company Capital Stock for their approval and adoption. The affirmative vote of (1) holders of a majority of all the outstanding shares of Common Stock and Preferred Stock, voting together as a single class and (2) holders of a majority of the then outstanding shares of Preferred Stock (such votes referred to collectively as the “Requisite Stockholder Approval”) are the only votes or approvals of the holders of Company Capital Stock or of any other security of the Company necessary to approve, authorize and adopt this Agreement and the Merger and, subject to fulfillment of the conditions set forth in Article VIII, to consummate the Merger. After receipt of the Requisite Stockholder Approval, which will occur promptly after the execution and delivery of this Agreement, the Merger and this

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Agreement will be duly and validly adopted and approved, and no further vote or approval on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement and the Merger or, subject to the fulfillment of the conditions set forth in Article VIII, to consummate the Merger.

Section 4.21 Title to Properties.

(a) The Company has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of Liens, except for such nonmaterial properties and assets as are no longer used or useful in the conduct of its business and except for minor defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially affect the ability of the Company to continue to use such property or assets in the conduct of the business currently conducted thereat.

(b) The Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect as could not reasonably be expected to materially affect the ability of the Company to obtain the benefit of such leases. The Company enjoys peaceful and undisturbed possession under all such material leases.

Section 4.22 Insurance. Schedule 4.22 sets forth a complete and correct list and description of all policies of fire, liability, product liability, workmen’s compensation, and health insurance presently in effect with respect to the Company’s business, complete and correct copies of which have been delivered to Parent. All such policies are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, or similar laws affecting applicable creditors’ rights generally and to general principles of equity) and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Law. The Company has not been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancelation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

Section 4.23 Change of Control Payments. Schedule 4.23 sets forth each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future or in connection with a termination of employment or cessation of a service relationship) to current or former officers or employees of or consultants to the Company or any current or former members of the Company Board as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement as well as the amounts payable under each such plan, agreement or arrangement.

Section 4.24 Significant Customers and Suppliers. Schedule 4.24 identifies each customer that for the fiscal year ended December 31, 2011 and for the six month period ended June 30, 2012 represented at least 5% of total revenues of the Company for such year or period, as applicable, and in the case of each such customer, indicates the amount of earned revenue

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recognized in accordance with GAAP by the Company from such customer for such year or period, as applicable. Except as indicated in Schedule 4.24, no customer or supplier which represented at least 5% of total revenues of the Company during the period covered by the Financial Statements or which has been significant to the Company thereafter, has, to the Company’s knowledge, terminated or materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company.

Section 4.25 Bank Accounts. Schedule 4.25 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any subsidiary of the Company maintains accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such accounts.

Section 4.26 No Restrictions on the Merger; Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby (and this Agreement, the Merger and the transactions contemplated hereby and thereby are exempt) from, any “fair price,” “moratorium,” “control share,” “affiliate transaction,” “business combination” or other applicable takeover Laws or Regulations of any state, local, foreign, municipality or other jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Statutes”). The provisions of Section 203 of the DGCL do not apply to the Merger.

Section 4.27 Certain Business Activities. Neither the Company nor any subsidiary thereof nor, to the Company’s knowledge, any director, officer, employee, consultant or agent acting on behalf of the Company or any subsidiary thereof has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (d) made any other similar unlawful payment under any similar foreign Laws. To the Knowledge of the Company, no officer or director of the Company and its subsidiaries thereof is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

Section 4.28 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the foregoing, the Company has not (a) entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (b) granted any Person exclusive

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rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

Section 4.29 Disclosure; Information Supplied. To the Knowledge of the Company, no representation or warranty contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished to Parent or any of its representatives pursuant to this Agreement, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby, jointly and severally, make to the Company the representations and warranties contained in this Article V as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date):

Section 5.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite power and authority to own, operate, lease and encumber its properties and to carry on their respective business as currently conducted.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and MergerCo of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the board of directors of Parent and the Board of Directors of MergerCo, and other than the consent of the sole stockholder of MergerCo, no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3 No Conflict; Consents.

(a) The consummation by Parent and MergerCo of the transactions in accordance with the terms of this Agreement do not (i) violate, conflict with or result in a default

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(whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or MergerCo is a party or by which Parent or MergerCo or any of their respective assets are bound, except for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or the certificate of incorporation, bylaws or other organizational documents of MergerCo; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Parent or MergerCo.

(b) No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to Parent or MergerCo in connection with the execution and delivery by Parent and MergerCo of this Agreement, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or MergerCo is duly licensed or qualified to do business; and (iii) such other consents, approvals, notices, or declarations or filings, which if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the Merger based upon arrangements made by or on behalf of Parent, MergerCo or either of their Affiliates.

Section 5.5 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the senior management of Parent, threatened in writing, against Parent or MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.

Section 5.6 Sufficiency of Funds. Parent has sufficient funds available to pay the Merger Consideration when due pursuant to this Agreement.

Section 5.7 Formation and Ownership of MergerCo; No Prior Activities.

(a) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

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(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth in Schedule 6.1 or as consented to in writing by Parent, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (such period is referred to as the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to (a) act and carry on its business in the ordinary course of business consistent with past practice, (b) maintain and preserve its business organization, assets and properties, and (c) continue to perform in all material respects under existing material contracts in effect on the date hereof (for the respective terms provided in such contracts). Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 6.1, during the Pre-Closing Period, the Company shall not, directly or indirectly, other than in the ordinary course of business, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or any of its other securities, or (C) purchase, redeem or otherwise acquire any of its capital stock or any securities or obligations convertible into or exchangeable for any of its capital stock or any other of its securities or any rights, warrants or options to acquire any such capital stock or other securities, except, in the case of this clause (C), for the acquisition of Company Common Stock from former employees, members of the Company Board and consultants in accordance with agreements providing for the repurchase of Company Common Stock in connection with any termination of services to the Company;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents, other than the conversion of Company Options into Company Common Stock upon the termination of the Company Stock Option Plans in connection with this Agreement;

(c) amend or modify or agree to amend or modify (or announcement of an intention to amend or modify) the Company Stock Option Plans or any of the awards granted thereunder, including with respect to vesting acceleration of any such awards;

(d) make any change to the Certificate of Incorporation or Bylaws or change the authorized capital stock of the Company;

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(e) (A) incur any Indebtedness or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company, or (D) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business and consistent with prior practices;

(f) materially change accounting policies or procedures, except as required by law or by GAAP;

(g) increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company, except in accordance with the existing terms of contracts entered into prior to the date of this Agreement or for annual increases of salaries in the ordinary course of business not to exceed $10,000 in the aggregate;

(h) make any material acquisition or capital expenditure in excess of $25,000 in the aggregate for the Company, taken as a whole, other than in the ordinary course of business or as provided for in the Company’s annual budget;

(i) sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company other than in the ordinary course of business and consistent with prior practices;

(j) except to the extent subject to reserves reflected on the Base Balance Sheet or the footnotes to the reviewed Financial Statements in accordance with GAAP, in the ordinary course of business or as specifically provided in this Agreement, enter into, materially modify, materially amend or terminate any Material Contract or agreement to which the Company is party, or knowingly waive, release or assign any material rights or material claims (including any material write-off or other material compromise of any accounts receivable of the Company);

(k) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $25,000 in the aggregate, for all such litigation or other disputes;

(l) renew or extend the term of any Contract; or

(m) enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

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ARTICLE VII - ADDITIONAL AGREEMENTS

Section 7.1 Stockholders Consent.

(a) The Company shall use its commercially reasonable efforts to obtain, as promptly as practicable from and after the execution of this Agreement, the Requisite Stockholder Approval in accordance with applicable law, the Certificate of Incorporation and the Bylaws.

(b) Immediately following the execution of this Agreement by MergerCo, Parent, as sole stockholder of MergerCo, shall adopt and approve, in accordance with applicable law, this Agreement by written consent as permitted by its certificate of incorporation and bylaws.

(c) Within ten (10) Business Days after the date at which Requisite Stockholder Approval is obtained by the Company, the Company shall prepare and circulate to such non-consenting Stockholders an information statement (the “Information Statement”), a request for waiver of dissenter’s rights, and a consent solicitation with respect to certain matters in connection with the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to solicit waivers and consents thereto. The Information Statement shall include the required notice under the DGCL that the holders of Common Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger. The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that might make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall inform the Company’s stockholders that the Board of Directors of the Company unanimously recommended that the holders of Common Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Common Stock who did not execute the Requisite Stockholder Approval of the corporate action taken by those Stockholders who did execute the Requisite Stockholder Approval. Any materials to be submitted to Stockholders by the Company in accordance with this Section 7.1(c) shall be subject to Parent’s advance review.

Section 7.2 Access to Information; Confidentiality.

(a) Without undue disruption of its business, during the Pre-Closing Period, the Company shall, and shall cause each of its officers, employees and agents to, give Parent and MergerCo and their representatives reasonable access upon reasonable notice and during times mutually convenient to Parent and MergerCo, on the one hand, and senior management of the Company, on the other hand, to the facilities, properties, employees, books and records of the Company as from time to time may be reasonably requested.

(b) Any such investigation by Parent or MergerCo shall not unreasonably interfere with any of the businesses or operations of the Company. Neither Parent nor MergerCo shall, during the Pre-Closing Period, have any contact whatsoever with respect to the Company or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company, except in

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consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.

(c) Parent shall keep all information obtained pursuant to Section 7.2 confidential in accordance with the terms of the Mutual Confidentiality Agreement, dated as of March 23, 2012 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 7.4.

Section 7.3 Regulatory and Other Authorizations; Consents.

(a) The Company, Parent and MergerCo shall use commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.

(b) The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(c) Each of Parent and MergerCo shall use commercially reasonable efforts to assist the Company in obtaining the consents of third parties to complete the transactions contemplated by this Agreement, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties; provided that no party hereto shall be required to agree to any material increase in the amount payable or material decrease in the amount owed with respect thereto; and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

Section 7.4 Public Announcements. The Company and Parent shall not make, or cause to be made by any of each party’s Affiliates, any press release, public announcement or other communication to any Person who is not a party in respect of this Agreement or any of the transactions contemplated hereby without prior written consent of Parent, unless otherwise required by Law. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, Parent and its Affiliates shall not be bound by the provisions of this Section 7.4 following the Closing Date.

Section 7.5 No Solicitations.

(a) During the Pre-Closing Period, the Company shall not, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of a majority interest in the Company, all or substantially all of the Company’s assets or a majority of the Company Capital Stock (an “Alternative Transaction”).

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(b) During the Pre-Closing Period, the Company will not, and the Company will not permit any of the members of the Company Board or any of its officers, employees, advisors, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Alternative Transaction other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company shall promptly notify Parent in writing if the Company has received any proposal or offer with respect to an Acquisition Transaction.

(c) The Company shall, and the Company shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent and MergerCo) conducted heretofore with respect to any Acquisition Transaction.

Section 7.6 Tax Covenants and Agreements. The parties hereto agree that:

(a) Conduct of the Company. During the Pre-Closing Period, without the prior written consent of Parent, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

(b) Certain Taxes. Any transfer, documentary, sales, use, stamp or other similar Taxes and recording and filing fees (including any penalties and interest) incurred as a result of this Merger shall be borne and paid by the Securityholders. Parent or the Surviving Company shall permit the Securityholders’ Representative to review and comment on Tax Returns related to Taxes described in the preceding sentence prior to filing. At Parent’s request, the Securityholders’ Representative shall direct the Escrow Agent to pay to Parent within 15 days after the date on which the Securityholders’ Representative is notified in writing that such Taxes have been paid by Parent or the Surviving Company an amount equal to such Taxes to the extent such Taxes are not included or reflected in the calculation of the Closing Net Working Capital.

(c) Clearance Certificates. During the Pre-Closing Period, the Company will, upon request from Parent, use its commercially reasonable efforts to obtain any certificate or

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other document from any governmental authority or any other Person that may be necessary to mitigate, reduce or eliminate (i) any obligation of Parent or the Company or any of its Subsidiaries to withhold Taxes in connection with the transactions contemplated by this Agreement and (ii) any liability of Parent or the Company or any of its Subsidiaries for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document.

(d) Tax Returns. During the Pre-Closing Period, the Company will promptly provide or make available to Parent copies of all Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date. All Tax Returns which are required to be filed by the Company and its Subsidiaries with respect to a taxable period which ends on or before the Closing Date shall be prepared and filed on a basis consistent with prior Tax Returns filed with respect to such entities unless otherwise required by law.

(e) Amended Tax Returns. Without the prior written consent of the Stockholders’ Representative, Parent shall not, and shall not cause or permit the Company and the Surviving Company to either amend any Tax Returns with respect to the Company or make or change any Tax election with respect to the Company, if such action could reasonably give rise to an indemnification claim by Parent or Surviving Company under Article IX, unless required by law.

(f) Tax Liability. Neither the Company nor any of its Subsidiaries will incur any liability for Taxes from the Balance Sheet Date up to the Closing other than in the ordinary course of business and consistent with reasonable past practices.

Section 7.7 Books and Records; Insurance. Parent shall, and shall cause the Surviving Company to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company on the Closing Date and to make the same available for inspection and copying by the Securityholders as of immediately prior to the Effective Time or any of the representatives of such Securityholder (including the Securityholders’ Representative) at the expense of such Securityholders during the normal business hours of Parent or the Surviving Company, as applicable, upon reasonable request and upon reasonable notice.

Section 7.8 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that any closing condition contained in Sections 8.2(a) and 8.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.8(a) shall not limit or otherwise affect the remedies available to Parent or MergerCo hereunder.

(b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent herein such that any closing condition

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contained in Sections 8.3(a) and 8.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.8(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

(c) During the Pre-Closing Period, each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the authorization, license, permit, consent, waiver or approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any Claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.

(d) During the Pre-Closing Period, the Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) During the Pre-Closing Period, Parent and MergerCo shall give prompt notice to the Company of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.9 Takeover Statutes. If any Takeover Statute or other anti-takeover Law, charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the other Transaction Documents, the Company and the Board of Directors of the Company shall grant such Approvals and take all other commercially reasonable actions under such Laws, provisions and Contracts so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise use their commercially reasonable efforts to eliminate or minimize the effects of, such Law, provision or Contract.

Section 7.10 Employee Matters.

(a) The Company shall use its reasonable efforts to cooperate with Parent in its efforts to cause each of the Persons identified in Schedule 7.10(a) to accept the offer and execute and deliver to Parent.

(b) Prior to the Closing Date, the Company shall cooperate with Parent, if and to the extent requested by the Parent, to (i) allow Parent and its representatives to conduct employee orientation sessions (with such sessions to be held during scheduled work hours at times reasonably agreed to by the Company and Parent) and to meet with employees of the Company (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by the Company and Parent, and (ii) provide information to employees

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regarding Parent’s (or any of its subsidiaries’) employee benefit plans and allow Parent and its representatives to conduct an open enrollment period to enable potential employees of the Surviving Company to make benefit enrollment elections under such employee benefit plans of Parent (or any of its subsidiaries) that will be made available (if any) to employees of the Surviving Company on and after the Closing.

(c) The Company shall take all actions that may be reasonably requested by Parent in writing prior to the Closing Date with respect to (i) causing one or more Company Employee Programs or arrangements with any payroll, benefits or human resources service provider to the Company to terminate or be amended as of the Closing Date or as of the day immediately preceding the Closing Date but contingent on the occurrence of the Closing (in each case as specified by Parent), (ii) causing benefit accrual or entitlement under any Company Employee Program to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Employee Program and (iv) facilitating the merger of any Company Employee Program into any employee benefit plan maintained by Parent (or any of its subsidiaries).

(d) Nothing contained in this Section 7.10 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Company or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any employee of the Company (each an “Employee” and collectively, the “Employees”), (B) to amend, terminate or modify any Company Employee Program, compensation or benefit arrangement or any other employee benefit plans or programs maintained by Parent, the Surviving Company or their Affiliates at any time or from time to time or (C) grant any Employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, or any of its Affiliates, including any Company Employee Program, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, any Employee who is offered employment with Parent shall receive terms of employment, including, without limitation, base salary, bonus potential, equity compensation and other employee benefits, that are substantially comparable in the aggregate to the terms of employment, including, without limitation, base salary, bonus potential, equity compensation and other employee benefits, provided to similarly situated employees of Parent.

(e) The Company shall use its commercially reasonable efforts to solicit the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations (the “Section 280G Stockholder Approval”), so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided in accordance with agreements, contracts or arrangements that, in the absence of such Section 280G Stockholder Approval, would not be deductible by operation of Section 280G of the Code.

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(f) No later than the Closing, Parent has adopted the employee retention plan, in the form attached as Exhibit H (the “Employee Retention Plan”) with terms which have been agreed upon by the Company, pursuant to which Employees who have signed offer letters with Parent will be eligible to earn an aggregate bonus amount of no less than $1,000,000.

Section 7.11 Interested Party Transactions; Certain Indebtedness. Except as set forth on Schedule 7.11, prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated effective as of the Effective Time, the Contracts, transactions, subject to Parent’s and MergerCo’s obligations pursuant to Section 3.5, Indebtedness and any other arrangements all as set forth in Schedule 4.19 and Schedule 4.6(2), in each case without any further liability or obligation of the Company or the Surviving Company.

Section 7.12 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 7.13 Resignation of Officers and Directors. The Company shall cooperate with Parent to effect the replacement of all the officers and directors of the Company and each of its Subsidiaries with directors and officers appointed by Parent, to the extent possible under local laws, as of the Effective Time. The Company shall obtain the written resignations of all officers and directors of the Company and each of its Subsidiaries effective as of the date of their effective replacement by officers and directors appointed by Parent.

Section 7.14 Indemnification of Company Board and Officers; Insurance. During the period ending six (6) years after the Effective Time, Parent will ensure that the Surviving Company fulfills its obligations to the present and former members of the Company Board and present and former officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company’s Organizational Documents and written indemnification agreements as in effect on the Agreement Date.

Section 7.15 Financial Statements.

(a) As soon as reasonably practicable, but in any event prior to the Closing, the Company shall prepare and deliver, or cause to be prepared and delivered, to Parent the historical financial information, which Parent reasonably determines is required to be audited and filed by Parent with the SEC pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Parent by the SEC with respect to the scope of financial information required to be filed together with an audit opinion thereon from the Audit Accountants (as defined herein) in the form required by the SEC and applicable stock exchange (the “Historical Financial Information”). The Company covenants that the Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated. The Company will also cooperate in all reasonable respects with Ernst & Young LLP (the “Audit Accountants”) in connection with this audit of the Historical Financial Information.

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(b) The Company will cooperate in all reasonable respects with Parent in Parent’s preparation of the pro forma financial information relating to the acquisition required pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Financial Information,” and together with the Historical Financial Information, the “Required Financial Information”), providing access to such of the Company’s personnel, advisors and accountants as may be necessary to prepare such Pro Forma Financial Information, and generally cooperating with Parent’s reasonable requests in order to facilitate such preparation.

(c) The parties further acknowledge that the foregoing financial information must be filed by Parent with the SEC under cover of an amendment to a Current Report on Form 8-K not less than seventy one (71) calendar days after the initial filing of such Current Report on Form 8-K, which initial filing must be filed by Parent with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the Closing Date. Accordingly, time is of the essence with respect to the observance of this covenant. The parties also acknowledge that any Parent filings under the Securities Act that require the Required Financial Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the Company to facilitate the execution and filing of an accountant’s consent. The Company covenants and agree to promptly cooperate from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to cause the Audit Accountants to perform such procedures and deliver any such consent from time to time as requested by Parent.

ARTICLE VIII - CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the Stockholders in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

(b) Governmental Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities set forth in Schedule 4.4 shall have been obtained and shall be in full force and effect.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

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Section 8.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and MergerCo at or prior to the Effective Time:

(a) Representations and Warranties of the Company. The representations and warranties of the Company set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

(c) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and Bylaws, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the votes of the Company Board and the Stockholders authorizing and approving the applicable matters contemplated hereunder.

(d) No Company Material Adverse Effect. Since the date of the Agreement, there shall not have occurred a Company Material Adverse Effect.

(e) Escrow Agreement. The Securityholders’ Representative shall have executed and delivered the Escrow Agreement.

(f) Resignation of Company Board and Officers. Parent shall have received the resignations of the officers of the Company and the members of the Company Board.

(g) Pay-off Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness that is secured by an Encumbrance, a pay-off letter in form and substance reasonably satisfactory to Parent and such other evidence as Parent may reasonably request to the effect that all such Indebtedness of the Company has been paid in full and all such Encumbrances have been fully and finally released.

(h) Estimated Working Capital. The Company shall have delivered the Estimated Closing Balance Sheet and the calculation of Estimated Net Working Capital required by Section 3.5(a)(i) in accordance with the terms thereof.

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(i) FIRPTA Certificate. The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations.

(j) Good Standing Certificates. The Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of Delaware and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than two Business Days prior to the Closing.

(k) Legal Opinion. The Company shall have delivered to Parent an opinion of Orrick, Herrington and Sutcliffe LLP, counsel to the Company, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I.

(l) Employee Arrangements. Each of the Persons identified on Schedule 8.2(l)(1) (the “Founders”) and at least 75% of the Persons identified on Schedule 8.2(l)(2) (the “Other Employees”) shall have (i) affirmatively accepted an offer of employment or engagement with the Surviving Company, Parent or their Affiliates on terms reasonably satisfactory to Parent and such Persons, (ii) executed and delivered to Parent the applicable employment agreement, which in the case of the Founders shall include a two year noncompetition and nonsolicitation agreement and his respective Vesting Agreement, (iii) satisfied a standard background check to be conducted by Parent or its Affiliates. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise, and (iv) in the case of such Persons that hold Vested Company Options, executed and delivered to Parent an acknowledgement, in a form reasonably satisfactory to Parent, from the holder of such Vested Company Options that he, she or it has been paid in full for such Vested Company Options.

(m) Dissenter Shares. Stockholders holding not more than 5% of the Company Capital Stock shall have demanded in writing, or continue to have contingent rights to demand, appraisal for his, her or its Company Capital Stock in accordance with Section 262 of the DGCL.

(n) Third-Party Consents. All consents of third parties set forth in Schedule 4.4 shall have been obtained and shall be in full force and effect.

(o) Repayment of Loans to Executive Officers. The Company shall have received payment in full satisfaction of any amounts outstanding under loans made to an executive officer of the Company.

(p) 401(k) Plans. Unless Parent provides written notice to the Company to the contrary, the Company shall have provided to Parent satisfactory documentation, in Parent’s reasonable discretion, evidencing the termination of any and all Company Employee Programs

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intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) without any further liability or obligation of the Company, the Surviving Company, Parent or any of their respective subsidiaries or Affiliates (other than any liability to make any contributions under the 401(k) Plan), effective as of the date immediately prior to the Closing, but contingent on the Closing, including (i) executed resolutions of the Company Board authorizing the terminations and (ii) an executed amendment to the 401(k) Plans sufficient to ensure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plans will be maintained at the time of termination.

(q) Submission to Stockholders for Approval of Certain Payments. The Company shall have submitted to its stockholders a request for approval from holders of at least 75% of the Company’s outstanding common stock (disregarding, for this purpose, voting interests held by the Company’s Chief Executive Officer), of any compensatory payments in connection with this Agreement that would be subject to Section 280G and 4999 of the Internal Revenue Code.

(r) Financial Audits. The Company shall have delivered to Parent true and complete copies of the Required Financial Information, including the executed audit reports of the external auditor relating thereto.

Section 8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date), with only such exceptions which, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time (including, without limitation funding the Payment Fund pursuant to Section 3.1), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

(c) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.

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ARTICLE IX - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company contained herein shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on the date which is eighteen (18) months after the Closing Date (the “Indemnification Cut-Off Date”); provided, however, that the representations and warranties of the Company made pursuant to Sections 4.1, 4.2, 4.8 and 4.21 (collectively, the “Specified Representations”) shall survive until sixty (60) days after the expiration of the applicable statute of limitations; provided further however, that the representations and warranties of the Company made pursuant to Section 4.13 (the “IP Representations”) and the representations and warranties of the Company made pursuant to Section 4.14 (the “Environmental Representations”) shall survive until 11:59 pm (Boston time) on the date which is twenty-four (24) months after the Closing Date. The covenants and agreements of the parties contained in this Agreement shall survive indefinitely or for such shorter period as is explicitly specified therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Any investigation or other examination that may have been made by any party seeking indemnification under this Agreement on or before the Closing Date shall not limit, diminish or in any way affect the representations and warranties of any other party set forth in this Agreement or the certificate delivered pursuant to Section 8.2(a), in the case of the Company (the “Company Closing Certificate”), or the certificate delivered pursuant to Section 8.3(a), in the case of Parent (the “Parent Closing Certificate”), and such party may rely on such representations and warranties irrespective of any information obtained by such party by any investigation, examination or otherwise. All representations and warranties made by Parent and MergerCo shall terminate and expire as of Closing, and any liability of Parent or MergerCo with respect to such representations and warranties shall thereupon cease. Notwithstanding the preceding sentences, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.

Section 9.2 Indemnification by the Securityholders.

(a) Subject to the other terms and conditions of this Agreement, each Indemnifying Securityholder shall severally (based on each such holder’s Pro Rata Share), and not jointly, indemnify, defend and hold harmless Parent, MergerCo and, effective at the Closing, without duplication, the Surviving Company and their respective officers, directors and members of their boards (each a “Parent/MergerCo Indemnified Party”) to the extent of any Losses asserted against, imposed upon or incurred or sustained by any of the Parent/MergerCo Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

(i) the breach of any representation or warranty of the Company contained herein or contained in the Company Closing Certificate delivered pursuant to this Agreement, other than in respect of (A) the Specified Representations, (B) the IP Representations and (C) the Environmental Representations;

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(ii) the breach of any representation or warranty of the Company in respect of the IP Representations and the Environmental Representations;

(iii) the breach of any representation or warranty of the Company in respect of the Specified Representations (other than under Section 4.8 (Taxes) hereof);

(iv) any breach of any covenant or agreement of the Company contained herein (other than covenants and agreements relating to Taxes contained in Section 7.6);

(v) any Losses attributable to (A) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member prior to the Closing, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation; (C) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing; (D) the breach of representations and warranties of the Company in respect of Taxes contained in Section 4.8 hereof, and (E) the breach of covenants and agreements of the Company in respect of Taxes contained in Section 7.6; provided, however, that in the case of clauses (A), (B), (C), (D) and (E) above, the Securityholders shall be liable only to the extent that such Taxes are not included in the calculation of the Closing Net Working Capital. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that notwithstanding the foregoing and anything to the contrary in this Agreement, the Securityholders shall not be liable for (i) any Taxes resulting from an election made under Code Section 338(g) or under any comparable provisions of any other state, local or foreign laws, or (ii) any Taxes incurred on the Closing Date after the Closing that are outside the normal course of business of the Company or its Subsidiaries consistent with past practices;

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(vi) any of the Company’s fees, costs and expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and not included in the calculation of the Estimated Net Working Capital;

(vii) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 2.6 upon the exchange of such Dissenting Shares;

(viii) the use by the Company or any Subsidiary of or the inclusion in the Company Intellectual Property Assets of any Open Source Materials; and

(ix) the matters set forth on Schedule 9.2(a)(ix), subject to the limitations set forth therein.

(b) The Parent/MergerCo Indemnified Parties’ indemnification rights pursuant to Section 9.2(a) shall be limited as follows:

(i) The Parent/MergerCo Indemnified Parties shall not be entitled to any indemnification pursuant to Sections 9.2(a)(i)-(ii), until the aggregate dollar amount of all such Losses that would otherwise be indemnifiable equals or exceeds $250,000 (the “Threshold”), at which time the Parent/MergerCo Indemnified Parties shall be entitled to indemnification of all Losses that would otherwise be indemnifiable pursuant to Sections 9.2(a)(i)-(ii) (including all Losses incurred prior to exceeding the Threshold), subject to the other limitations and qualifications set forth in this Article IX.

(ii) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 9.2(a)(i) for any amount of indemnifiable Losses pursuant to Section 9.2(a)(i), in the aggregate, in excess of the then remaining portion of the General Claims Escrow Amount held in the Escrow Fund and the right of the Parent/MergerCo Indemnified Parties to recover for any indemnifiable Losses pursuant to Section 9.2(a)(i) shall be limited solely and exclusively to the then remaining portion of the General Claims Escrow Amount held in the Escrow Fund; provided, however, that the foregoing provisions of this Section 9.2(b)(ii) shall not apply to Losses sustained or incurred due to fraud by or on behalf of the Company or the Stockholders in connection with the transactions contemplated by this Agreement.

(iii) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Sections 9.2(a)(ii) or (viii) for any amount of indemnifiable Losses pursuant to Section 9.2(a)(ii) or (viii), in the aggregate, in excess of the sum of (A) the then remaining portion of the General Claims Escrow Amount held in the Escrow Fund plus (B) $5,500,000; provided, Parent has the sole option whether to recover such amounts first against the then remaining portion of the General Claims Escrow Amount held in the Escrow Fund; and provided, further, that the foregoing provisions of this Section 9.2(b)(iii) shall not apply to Losses sustained or incurred due to fraud by or on behalf of the Company or the Stockholders in connection with the transactions contemplated by this Agreement.

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(iv) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification (A) pursuant to Sections 9.2(a)(iii) through (vii) or (B) in connection with fraud by or on behalf of the Company in connection with the transactions contemplated by this Agreement for any amount of indemnifiable Losses, in the aggregate, in excess of the aggregate amount of the Merger Consideration actually paid to, received by and not otherwise forfeited by the Indemnifying Securityholders; provided, however, in the event an Indemnifying Securityholder participated in, or had actual knowledge of, fraud by or on behalf of the Company or the Stockholders in connection with the transactions contemplated by this Agreement, such Indemnifying Securityholder’s liability for such fraud shall be unlimited.

(v) For purposes of clarity, the limitations set forth in clauses (ii) through (iv) of this Section 9.2(b) shall be inclusive of each other and shall not be applied cumulatively.

(vi) For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the parties in this Agreement but not for purposes of determining whether any such representation, warrant, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect set forth in such representation, warranty, covenant or obligation shall be disregarded.

(vii) No indemnification shall be payable to a Parent/MergerCo Indemnified Party with respect to claims asserted by such Parent/MergerCo Indemnified Party pursuant to Section 9.2(a) after the Indemnification Cut-Off Date or the applicable survival period set forth in Section 9.1, as the case may be.

(viii) With respect to any claim for indemnification made by the Parent/MergerCo Indemnified Parties pursuant to this Agreement, each Securityholder shall only be liable (subject to the other limitations set forth herein) for such Securityholder’s Pro Rata Share of the Losses associated with such claim.

(ix) No indemnification shall be payable to a Parent/MergerCo Indemnified Party to the extent of any Losses asserted against, imposed upon or incurred or sustained by any of the Parent/MergerCo Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with the matters set forth on Schedule 9.2(b)(ix).

Section 9.3 Indemnification by Parent.

(a) Subject to the other terms and conditions of this Agreement, Parent and MergerCo shall indemnify, defend and hold harmless, the Securityholders and their respective officers, directors and members of their boards (each a “Securityholder Indemnified Party”) to the extent of any losses asserted against, imposed upon or incurred or sustained by any of the Securityholder Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

(i) the breach of any representation or warranty of Parent or MergerCo contained herein; or

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(ii) any breach of any covenant or agreement of Parent or MergerCo contained herein.

(b) If any Securityholder Indemnified Party seeks indemnification under this Section 9.3 such party shall give written notice to Parent of the facts and circumstances giving rise to the claim. In that regard, if any Proceeding shall be brought or asserted in writing by any third party which, if adversely determined, would entitle the Securityholder Indemnified Party to indemnity pursuant to this Section 9.3, the Securityholder Indemnified Party shall promptly notify Parent of the same in writing, specifying in reasonable detail (if known) the basis of such claim and the facts pertaining thereto, and Parent, if it so elects by written notice to the Securityholder Indemnified Party, shall assume and control the defense thereof (and shall consult with the Securityholder Indemnified Party with respect thereto), including employment of counsel reasonably satisfactory to the Securityholder Indemnified Party and the payment of expenses. If Parent elects to assume and control the defense, the Securityholder Indemnified Party shall have the right to employ counsel separate from counsel employed by Parent in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Securityholder Indemnified Party shall be at the expense of the Securityholder Indemnified Party, unless (i) the employment thereof has been specifically authorized by Parent in writing, (ii) there exists a conflict of interest between the interests of the Securityholder Indemnified Party and Parent, or (iii) the Parent has failed to assume the defense and employ counsel. Notwithstanding anything to the contrary in the foregoing, in no event shall Parent be liable for the fees and expenses of more than one counsel (in addition to any local counsel) for the Securityholder Indemnified Parties in connection with any one Proceeding or separate but similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances. Parent shall not be liable for any settlement of any Proceeding that is effected without the written consent of Parent.

Section 9.4 Procedures.

(a) General. Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third Person (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Securityholders’ Representative a certificate (a “Claim Certificate”) that:

(i) states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder;

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provided, that no delay on the part of any Indemnified Party in notifying the Securityholders’ Representative shall relieve any Holder of any liability or obligations hereunder except to the extent that such Holder has been materially prejudiced thereby, and then only to such extent.

(b) Objection. If the Securityholders’ Representative objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Securityholders’ Representative shall deliver a written notice specifying in reasonable detail the basis for such objection to the Indemnified Party within thirty (30) days after receipt by the Securityholders’ Representative of such Claim Certificate. Thereafter, the Securityholders’ Representative and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Securityholders’ Representative has objected. If the Indemnified Party and the Securityholders’ Representative agree with respect to any of such claims, the Indemnified Party and the Securityholders’ Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Indemnified Party and the Securityholders’ Representative fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Notwithstanding the foregoing, in the event that the Indemnified Party seeks recovery against the Escrow Amount, the time periods set forth herein shall run concurrently with and be without duplication of the time periods set forth in the Escrow Agreement.

(c) Indemnified Party Defense; Settlement. The Indemnified Party shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, that any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, but if such consent is unreasonably withheld, conditioned or delayed then such consent shall not be required. Consent shall be deemed “unreasonably withheld” if the proposed settlement would satisfy the requirements of good faith as that term is used in California Code of Civil Procedure Section 877.6 and construed in relevant case law. If any such action or claim is so settled or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

(d) Holder Defense; Settlement. In the event the Indemnified Party elects not to defend the Third Party Claim, the Securityholders’ Representative may defend such claim at the Holders’ sole cost and expense. In such event, neither the Securityholders’ Representative nor any Holder shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

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(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Securityholders’ Representative did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

Section 9.5 Treatment of Indemnity Payments. All payments made pursuant to this Article IX shall be treated as adjustments to the Merger Consideration for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

Section 9.6 Remedies Exclusive.

(a) Parent and MergerCo agree that, following the Effective Time, the sole and exclusive remedy for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article IX. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article IX shall not apply with respect to any equitable remedy, including a preliminary or permanent injunction or specific performance.

(b) Following the Closing, no Securityholder shall have any right of indemnification, contribution or subrogation against the Surviving Company with respect to any indemnification made by or on behalf of any Securityholder under Article IX if the Merger is consummated.

Section 9.7 Securityholders’ Representative.

(a) The Securityholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Securityholders’ Representative. The Securityholders’ Representative shall take any and all actions which he or she believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, executing the Escrow Agreement as Securityholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Securityholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with this Agreement or the Escrow Agreement, defending all claims arising pursuant to Section 3.5 (an “NWC Claim”), defending all indemnity claims against the Escrow Amount pursuant to Section 9.2 (an “Indemnity Claim”), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement, taking any all other actions specified in or contemplated by this Agreement or the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the

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Securityholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in his or her capacity as Securityholders’ Representative; provided, however, the Securityholders’ Representative may not consent to any amendment of this Agreement or the Escrow Agreement that would increase the liability of a Securityholder without the prior written consent of such Securityholder.

(b) The Company, the Indemnifying Securityholders, Parent and MergerCo each hereby authorizes the Securityholders’ Representative to:

(i) Receive all notices or documents given or to be given to Securityholders’ Representative pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Securityholders’ Representative may in his or her sole discretion deem appropriate;

(iii) After the Effective Time, take such action as the Securityholders’ Representative may in his or her sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or MergerCo contained in this Agreement or in any document delivered by Parent or MergerCo pursuant hereto; (B) taking such other action as the Securityholders’ Representative is authorized to take under this Agreement or the Escrow Agreement; (C) receiving all documents or certificates and making all determinations, in their capacity as Securityholders’ Representative, required under this Agreement or the Escrow Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article X and any waiver of any obligation of Parent or the Surviving Company.

(c) The Securityholders’ Representative shall have no duties to the Indemnifying Securityholders or liability to the Indemnifying Securityholders with respect to any action taken, decision made or instruction given by the Securityholders’ Representative in connection with the Escrow Agreement or this Agreement.

(d) The Securityholders’ Representative shall be indemnified for and shall be held harmless against any loss, liability or expense incurred by the Securityholders’ Representative or any of his or her Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to such Securityholders’ Representative’s conduct as Securityholders’ Representative, other than losses, liabilities or expenses resulting from such Securityholders’ Representative’s willful misconduct in connection

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with its performance under this Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid by the Securityholders. The Securityholders’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securityholders’ Representative in accordance with such advice, the Securityholders’ Representative shall not be liable to the Indemnifying Securityholders or the Escrow Agent or any other person. In no event shall the Indemnifying Securityholders’ Representative be liable hereunder or in connection herewith for (i) any indirect, punitive, special or consequential damages, or (ii) any amounts other than those that are satisfied out of the Escrow Amount.

(e) The Securityholders’ Representative shall have reasonable access to information of and concerning any NWC Claim and/or any Indemnity Claim and which is in the possession, custody or control of Parent or the Surviving Company and the reasonable assistance of Parent’s and the Surviving Company’s officers and employees for purposes of performing the Securityholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Fund by Parent and any NWC Claim against the Escrow Fund; provided that the Securityholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim or any NWC Claim to anyone (except to the Securityholders’ Representative’s attorneys, accountants or other advisers, to Indemnifying Securityholders and on a need-to-know basis to other individuals who agree to keep such information confidential).

(f) In the performance of its duties hereunder, the Securityholders’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Indemnifying Securityholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(g) Subject to a Requisite Stockholder Approval, the Securityholders shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Securityholders’ Representative to appoint a successor Securityholders’ Representative; provided, however, that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Securityholder with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Representative. Each successor Securityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Securityholders’ Representative.

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(h) Subject to Section 9.7(g), the appointment of the Securityholders’ Representative hereunder is irrevocable and any action taken by the Securityholders’ Representative pursuant to the authority granted in this Section 9.7 shall be effective and absolutely binding as the action of the Securityholders’ Representative under this Agreement or the Escrow Agreement.

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained:

(a) by the mutual written consent of Parent (on behalf of itself and MergerCo) and the Company (on behalf of itself and the Securityholders’ Representative);

(b) by either the Company (on behalf of itself and the Securityholders’ Representative), on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

(i) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

(ii) if the consummation of the Merger shall not have occurred prior to 5:00 pm (Boston time) on August 31, 2012; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

(c) by the Company (on behalf of itself and the Securityholders’ Representative), if the Company is not then in material breach of any material term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of written notice thereof by the Company to Parent, such that the conditions set forth in Sections 8.1 and 8.3 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii);

(d) by Parent or MergerCo, if neither Parent nor MergerCo is then in material breach of any material term of this Agreement, upon written notice to Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within 30 days after the giving of written notice thereof by Parent or MergerCo to the Company, such that the conditions set forth in Sections 8.1 and 8.2 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii);

(e) by Parent (on behalf of itself and MergerCo), if prior to 12:01 AM (Boston time) on July 27, 2012, the Company fails to deliver to Parent written evidence that the Requisite

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Stockholder Approval has been obtained; provided that if Parent has not terminated this Agreement pursuant to this Section 10.1(e) and the Company delivers such written evidence after the time period provided in this Section 10.1(e), then the termination right in this Section 10.1(e) shall be null and void; or

(f) by the Company, if prior to 12:01 AM (Boston time) on July 27, 2012, Parent fails to deliver to the Company written evidence that Parent, as sole stockholder of MergerCo, has approved this Agreement; provided that if the Company has not terminated this Agreement pursuant to this Section 10.1(f) and Parent delivers such written evidence after the time period provided in this Section 10.1(f), then the termination right in this Section 10.1(f) shall be null and void.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, members of the Company Board, officers, employees, partners, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 7.4, this Section 10.2 and Article XI; provided, however, that nothing contained in this Section 10.2 shall relieve any party from breaches of this Agreement on account of fraud in connection with the transactions contemplated by this Agreement.

Section 10.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of the Company and MergerCo; provided, however, that after the Company obtains the Requisite Stockholder Approval, no amendment shall be made that by law requires further approval by the Stockholders without obtaining such approval.

Section 10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

ARTICLE XI - GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy via electronic mail to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address for a party as specified by like notice):

(a)	if to the Company, to:

Zencoder Inc.

149 9th Street, Suite 300

San Francisco, CA 94103

Attention:  Chief Executive Officer

email:  jon@zencoder.com

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with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Fax: (650) 614-7401

Attention:  Mark W. Seneca, Esq.

email:  mseneca@orrick.com

(b)	if to Parent, to:

Brightcove Inc.

290 Congress Street

4th Floor

Boston MA 02210

Fax: (617) 395-8352

Attention:  General Counsel

email:  afeinberg@brightcove.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention:  Joseph C. Theis, Esq.

e-mail:  jtheis@goodwinprocter.com

(c)	If to MergerCo, to:

Zebra Acquisition Corporation

c/o Brightcove Inc.

290 Congress Street

4th Floor

Boston MA 02210

Fax: (617) 395-8352

Attention:  General Counsel

email:  afeinberg@brightcove.com

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with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention:  Joseph C. Theis, Esq.

e-mail:  jtheis@goodwinprocter.com

(d)	If to Securityholders’ Representative, to:

James Lindenbaum

1770 Post Street #201

Sam Francisco, CA 94115

email:  james@heavybit.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025

Fax: (650) 614-7401

Attention:  Mark W. Seneca, Esq.

email:  mseneca@orrick.com

Section 11.2 Information. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo or the Company, as applicable.

Section 11.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 11.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

Section 11.5 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

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Section 11.6 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved for purposes of the DGCL and any applicable provision of the Certificate of Incorporation or the Bylaws, the terms of this Agreement and (b) this Agreement is executed by the parties hereto.

Section 11.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 11.8 Fees and Expenses. Whether or not the Merger is consummated, Parent (on behalf of Parent and MergerCo), on the one hand, and the Company (on behalf of the Company and the Stockholders), on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 11.9 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts, in each case, located in the City of Boston, Massachusetts (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any

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objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts.

Section 11.10 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 11.11 Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

BRIGHTCOVE INC.

By:	/s/ Christopher Menard

Name:	Christopher Menard

Title:	Chief Financial Officer

MERGERCO:

ZEBRA ACQUISITION CORPORATION

By:	/s/ Christopher Keenan

Name:	Christopher Keenan

Title:	President

COMPANY:

ZENCODER INC.

By:	/s/ Jonathan Dahl

Name:	Jonathan Dahl

Title:	CEO

SECURITYHOLDERS’ REPRESENTATIVE:

/s/ James Lindenbaum
James Lindenbaum

[Signature Page to Agreement and Plan of Merger]